UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 5, 2008

UNION CARBIDE CORPORATION
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-1463 (Commission File Number)	13-1421730 (IRS Employer Identification No.)

1254 Enclave Parkway, Houston, Texas 77077-1607
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:
(281) 966-2727

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.05 Costs Associated with Exit or Disposal Activities.

On December 5, 2008, the Board of Directors of Union Carbide Corporation (the “Corporation” or “UCC”) approved a restructuring plan to improve the cost effectiveness of the Corporation’s global operations. The plan includes the shutdown of two manufacturing facilities and a market development facility, as described in Item 2.06 below and which are planned to be completed in early 2009, and a workforce reduction which is planned to be completed during the next 2 years. The Corporation also expects to complete a divestiture in early 2009, which will result in a reduction of approximately 60 positions. As a result of the restructuring plan, the workforce reduction and the divestiture, approximately 325 jobs will be eliminated across several functions, geographies and businesses.

The Corporation will record a charge of approximately $30 million in the fourth quarter of 2008 for severance costs associated with the restructuring plan and the workforce reduction.

All severance costs associated with these activities will result in future cash expenditures.

Item 2.06 Material Impairments.

On December 5, 2008, the Board of Directors of the Corporation approved a restructuring plan to improve the cost effectiveness of the Corporation’s operations. The plan includes the shutdown of a facility that manufactures NORDELTM hydrocarbon rubber in Seadrift, Texas, and an emulsion systems facility in Xiaolan, China, principally due to the recent, severe economic downturn. As a consequence of these shutdowns, which are scheduled to be completed in early 2009, the Corporation will record a charge in the fourth quarter of 2008 for asset write-downs of approximately $30 million.

None of the costs related to the write-down or write-off of assets will result in future cash expenditures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 9, 2008     UNION CARBIDE CORPORATION

By:/s/WILLIAM H. WEIDEMAN

Name:   William H. Weideman
Title:  Vice President and Controller
The Dow Chemical Company
Authorized Representative of
Union Carbide Corporation